EXHBIT 10.16

AMENDMENT TO RESTRICTED STOCK
AND CASH INCENTIVE AGREEMENT

THIS AMENDMENT TO RESTRICTED STOCK AND CASH INCENTIVE AGREEMENT (the “Amendment”) is made on this 22nd day of October, 2015 ("Effective Date") between Symmetry Surgical Inc., a Delaware corporation (the “Company”), and _______________ (“Grantee”).

WHEREAS, the Company and Grantee entered into that certain Restricted Stock and Cash Incentive Agreement dated on or about January 2, 2015 (the “Agreement”) under which the Grantee received certain opportunities pursuant to the Company’s 2014 Equity Incentive Plan (the “Plan”); and

WHEREAS, the Parties desire to address the treatment of any payments, vesting or benefits pursuant to the Agreement that would constitute “parachute payments” under Section 280G of the Code;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged by the parties, the parties agree as follows:

1)
Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Plan, and if not defined in the Plan then they shall have the meanings assigned to them in the Agreement.

2)	New Section 5.c. A new section 5.c is added to the Agreement as set forth below:

For the avoidance of doubt, the portion of the Cash Award that that becomes vested at any point in time will be distributed to the Grantee (or his or her estate in the event of the Grantee's death prior to distribution), in the form of a single lump-sum payment of cash, less applicable income taxes, employment taxes and other required deductions, and payable within thirty (30) calendar days following the applicable vested date, but in no event later than the March 15th of the calendar year following the vesting event set forth herein.

3)	New Section 5.d. A new section 5.d is added to the Agreement as set forth below:

i.
In the event that any or all of the Cash Award or Restricted Shares hereunder are vested, paid out, cancelled with associated payment, purchased or otherwise provide value to the Grantee as a result of a Change in Control and also: (i) constitute 'parachute payments' within the meaning of Section 280G of the Code, and (ii) but for this Section 5.c would be subject to the excise tax imposed by Section 4999 of the Code, then any such parachute payments shall be provided to Grantee either (a) in full, or (b) to such lesser extent which would result in no portion of such parachute payments being subject to the excise tax (the 'Cutback Amount'), whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, such excise tax and other applicable taxes, (all computed at the highest applicable marginal rates), results in the receipt by Grantee, on an after-tax basis, of the greatest amount of the payment, notwithstanding that all or a portion of such payment may be subject to the excise tax under Code Section 4999.

ii.
Unless Company and Grantee otherwise agree in writing, any determination required under this Section 5.c will be made in writing by independent public accountants as Company and Grantee agree (the 'Accountants'), whose determination will be conclusive and binding upon Grantee and Company for all purposes. The fees and costs associated with the Accountants’ work shall be borne exclusively by the Company. For purposes of making the calculations required by this Section 5.c, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Company and Grantee agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. Any reduction in payments and/or benefits required by this provision shall occur in the following order: (1) reduction of cash payments then (2) reduction of vesting acceleration or payment for equity awards. In the event that acceleration of vesting or payment for equity awards is to be reduced, such acceleration of vesting or payment for equity awards shall be effectuated in the reverse order of the date of grant for Grantee’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

SYMMETRY SURGICAL, INC.

By:
David C. Milne, Chief Administration Officer, General Counsel & Corporate Secretary
ACKNOWLEDGED AND AGREED:

Grantee’s Signature